Exhibit 10.2

Execution Version

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is being executed and delivered as of April 15, 2022, by and among Redbox Entertainment Inc., a Delaware corporation (the “Company”), AP VIII Aspen Holdings, L.P., a Delaware limited partnership (“Aspen”), and Redwood Holdco, LP, a Delaware limited partnership (“Redwood LP”) (each of Aspen and Redwood LP are an “Aspen Stockholder”, and collectively, the “Aspen Stockholders”), and Seaport Global SPAC, LLC, a Delaware limited liability company (“Seaport”, and collectively with the Aspen Stockholders, the “Stockholders”). For purposes of this Agreement, the Company, Aspen, Redwood LP and Seaport are each a “Party” and collectively the “Parties.” Each capitalized term used and not otherwise defined herein has the meaning ascribed to such term in the Existing Credit Facility (as defined below).

R E C I T A L S

WHEREAS, as of the date hereof, (i) Aspen is the record and “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of certain shares of class A common stock, par value $0.0001 per share, of the Company (“Class A Shares”) and Seaport is the record and beneficial owner of certain Class A Shares and (ii) Redwood LP is the record and beneficial owner of all shares of class B common stock, par value $0.0001 per share, of the Company (“Class B Shares”, and together with the Class A Shares, the “Original Shares”; and the Original Shares and any additional shares of capital stock of the Company of which any Stockholder acquires title to or record or beneficial ownership of after the date hereof, including, without limitation, by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, redesignation, exchange or change of such shares, or upon exercise or conversion of any securities, or otherwise, the “Subject Shares”) in each case, as set forth on Schedule A hereto;

WHEREAS, the Company, Redwood LP, Seaport, and HPS Investment Partners, LLC, a Delaware limited liability company (“HPS”), are each a party to the Stockholders Agreement of the Company, dated October 22, 2021 (the “Company Stockholders Agreement”);

WHEREAS, concurrently with the execution of this Agreement, HPS, as Administrative Agent for the lenders thereunder (in such capacity, the “Credit Facility Agent”; HPS, individually and in its capacity as Credit Facility Agent, and together with its affiliates and managed accounts, including without limitation, the HPS Lenders (as defined in the Existing Credit Facility), collectively, the “HPS Entities”), Redwood Intermediate, LLC, a Delaware limited liability company (“Redwood Intermediate”), and Redbox Automated Retail, LLC, a Delaware limited liability company (“ Redbox Automated”), have entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of October 20, 2017, by and among HPS, Redwood Intermediate, Redbox Automated and the other lenders party thereto (as amended prior to the date hereof, the “Existing Credit Facility”; the Existing Credit Facility as amended by the Amendment, the “Amended Credit Facility”) as set forth on Exhibit A hereto;

WHEREAS, concurrently with the execution of this Agreement, in accordance with Section 2.6 of the Credit, Security, Guaranty and Pledge Agreement, dated as of December 29, 2020 (as amended, restated, supplemented, waived or otherwise modified on or prior to the date hereof, the “Redbox Entertainment Credit Agreement”), by and among Redbox Entertainment, LLC (“Redbox Entertainment”), Redbox Holdings, LLC, the guarantors party thereto, the lenders party thereto and MUFG Union Bank, N.A. (“ MUFG”), Redbox Entertainment has delivered to MUFG (with a copy to the Aspen Stockholders) an irrevocable and unconditional notice to terminate all unused Total Commitments (as defined in the Redbox Entertainment Credit Agreement) in excess of $2,289,719 under the Redbox Entertainment Credit Agreement (the “Excess Total Commitments”), which termination is effective in accordance with Section 2.6 of the Redbox Entertainment Credit Agreement;

WHEREAS, concurrently with the execution of this Agreement, Redwood LP and the Company entered into a Waiver Under The Tax Receivables Agreement, pursuant to which, and in accordance with its terms, Redwood LP has agreed to waive certain of its rights under the terms of the Tax Receivable Agreement, dated October 22, 2021, by and between Redwood LP, the Company and Redwood Intermediate in connection with a Transaction (as defined below);

WHEREAS, the Company is exploring strategic alternatives with respect to the Company’s and/or its subsidiaries’ corporate and/or capital structure and is negotiating a potential negotiated transaction with a third party, pursuant to which each Stockholder will directly or indirectly receive a material benefit; and

WHEREAS, each Stockholder acknowledges that (i) HPS, Redwood Intermediate and Redbox Automated are entering into the Amendment in reliance on the representations, warranties, covenants and other agreements of each Stockholder set forth in this Agreement and (ii) such Stockholder receives significant benefit from the Amendment and the transactions contemplated thereby.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby covenant and agree as follows:

Section 1.       Voting.

(a)         From the date of this Agreement until the date on which this Agreement is terminated in accordance with its terms (the “Voting Period”), at each meeting of the stockholders of the Company (whether annual, special or otherwise, and whether or not adjourned or postponed), and any written consent or resolutions of any of the stockholders of the Company in which each Stockholder is entitled to vote or consent, each Stockholder hereby unconditionally and irrevocably agrees to be present for such meeting for purposes of establishing a quorum, and vote (in person or by proxy), or consent (or cause to be voted or consented) to any action by any written consent or resolution with respect to, as applicable, the Subject Shares and any other equity interests of the Company over which each Stockholder has sole voting and disposition authority:

i.	in favor of any transaction approved and recommended (and such recommendation is not subsequently withdrawn, modified or amended) by the board of directors of the Company (the “Board”), or any committee to which the Board delegates authority, relating directly or indirectly to (a) a merger, business combination, acquisition or other similar transaction involving the Company, (b) any acquisition by any person or entity of fifty percent (50%) or more of the consolidated assets of the Company and its subsidiaries (including by means of an acquisition of equity interests in one or more of the subsidiaries of the Company), as determined on a fair-market- value basis, (c) any acquisition by any person or entity of fifty percent (50%) or more of the issued and outstanding shares of common stock of the Company, or (d) any combination of the foregoing (each, a “Transaction”), the approval of the binding definitive merger agreement, purchase or similar agreement or agreements governing the Transaction (collectively, the “Transaction Agreement”) and the approval of any other matter that is required to be approved by the stockholders of the Company in order to effect the transactions contemplated by the Transaction Agreement (including any proposal to adjourn or postpone a meeting of the stockholders of the Company to a later date if there are not sufficient votes to approve the Transaction Agreement on the date on which the meeting is held); provided, that, the Stockholders’ obligations under this Agreement in respect of the foregoing are conditioned on the satisfaction of the following criteria: (A) any Transaction shall provide that (1) the Term B-2 Loans shall either (x) remain outstanding under the Existing Credit Facility in accordance with the terms set forth in the Amended Credit Agreement (and will not be converted, forfeited, exchanged or forgiven) or (y) be converted into the same equity consideration as is provided to other stockholders of the Company or the purchaser, as applicable, on the terms agreed between the Company, the Aspen Stockholders and HPS immediately prior to the execution of this Agreement, (2) the terms of the Transaction Agreement contain customary provisions with respect to the post-closing maintenance of director and officer indemnification and insurance, (3) each of the Aspen Stockholders and their respective affiliates and representatives receive a release of claims in the form agreed between the Company, the Aspen Stockholders, Seaport and HPS immediately prior to the execution of this Agreement (such form, the “ Form of Release”) from each of the Company, Seaport the HPS Entities (both in their capacity as Credit Facility Agent and otherwise) and from the purchaser in such Transaction (provided, that the release of claims from such purchaser may be substantially in the form of the Form of Release), and the Aspen Stockholders will execute a release of claims in the form of the Form of Release in favor of the Company, Seaport, the HPS Entities and the purchaser in such Transaction (provided, that the release of claims to be provided to such purchaser may be in the same form as the form of release provided by such purchaser to the Stockholders), and each of their respective affiliates, (4) the Company will use its commercially reasonable efforts to ensure that the Stockholders will receive customary registration rights that are reasonably acceptable to the Stockholders with respect to the equity securities that the Stockholders receive in connection with such Transaction; provided, that, in the event that the Company or the purchaser in such Transaction provides any holder of Company securities with registration rights in respect of equity securities that such holder receives in connection with such Transaction, the Company will provide the Stockholders with the same registration rights that the Company provided to such holder of Company securities along with “piggyback” rights with respect to future sales by such holder of any equity securities received in connection with such Transaction, and (5) the common stock of the Company owned by the Stockholders will be treated in a manner that is equal and proportionate to the common stock of the Company that is owned by all other stockholders of the Company in the Transaction; and (B) prior to the Company’s entry into an exclusivity agreement with respect to a Transaction or execution of a Transaction Agreement, the Board (or a duly authorized committee thereof) shall have complied with the procedures that were agreed between the Aspen Stockholders, the Company and HPS immediately prior to the execution of this Agreement;

ii.	in opposition to any transaction involving the Company and/or its subsidiaries (including any action that would result in a liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company and/or its subsidiaries) other than any Transaction that has been approved and recommended by the Board or any committee to which the Board delegates such authority;

iii.	in opposition to any action, proposal, transaction or agreement involving the Company or any of its subsidiaries that would reasonably be expected to prevent, interfere with or delay the consummation of the transactions contemplated by the Transaction Agreement or that would otherwise be inconsistent with Transaction and the other transactions contemplated by the Transaction Agreement, and in connection therewith, such Stockholder agrees to execute any documents that are necessary or appropriate in order to effectuate the foregoing in forms that are reasonably acceptable to such Stockholder; and

iv.	in favor of any directors that are proposed or nominated to the Board by the Company at any meeting of the Company, including any annual meeting of the Company.

(b)          In furtherance of the foregoing, each Stockholder hereby irrevocably grants to, and appoints, until the termination of this Agreement in accordance with Section 18, the Company, each of the Company’s officers and any person or persons designated in writing by the Company, and each of them individually, as such Stockholder’s proxy and attorney-in-fact (with full power of substitution and resubstitution), for and in the name, place and stead of such Stockholder, to vote or grant a written consent in respect of all of such Stockholder’s Subject Shares, or execute and deliver a proxy to vote or grant a written consent in respect of such Subject Shares, on the matters and in the manner specified in Section 1(a), provided that each Stockholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, the Transaction to be voted on or consented to satisfies the conditions set forth in Section 1(a)(i) and the Company has not received prior to the date of the meeting at which any of the matters described in Section 1(a) are to be considered, a duly executed irrevocable proxy card of such Stockholder directing that the Subject Shares of such Stockholder be voted in the manner required by Section 1(a). Each Stockholder hereby affirms that such irrevocable proxy is given in connection with, and in consideration of, the execution of the Transaction Agreement by the Company and certain of its subsidiaries, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms that such proxy is irrevocable and is coupled with an interest sufficient in law to support an irrevocable power and may under no circumstances be revoked. Such proxy is executed and intended to be irrevocable until the termination of this Agreement in accordance with Section 18. Each Stockholder shall execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contemplated herein. Each Stockholder hereby revokes (or causes to be revoked) any and all previous proxies, powers of attorney, instructions or other requests with respect to such Shareholder’s Subject Shares.

(c)         Each Stockholder agrees not to deposit, and to cause its affiliates not to deposit, any Subject Shares in a voting trust or subject any Subject Shares to any arrangement or agreement with respect to the voting of such Subject Shares, unless specifically requested to do so by the Company in connection with any Transaction.

(d)          Each Stockholder agrees not to make, or in any manner participate in, directly or indirectly, a “solicitation” of “proxies” or consents (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any equity interests of the Company in connection with any vote or other action with respect to any Transaction, other than to recommend that the stockholders of the Company vote in favor of such Transaction.

(e)          Each Stockholder agrees (i) to refrain from exercising any dissenters’ rights or rights of appraisal under applicable law at any time with respect to any Transaction and the other transactions contemplated thereby and (ii) not to commence or participate in any claim, derivative or otherwise, against the Company and/or its subsidiaries in connection with this Agreement or any Transaction, including any claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (B) alleging a breach of any fiduciary duty of the Board; provided, however, that nothing in this Section 1(e) shall prohibit or otherwise restrict a Stockholder from alleging a breach of this Agreement or commencing or participating in any claim or other litigation to enforce the terms of this Agreement.

(f)          Each Stockholder agrees that during the Voting Period it shall not, and shall cause its affiliates not to, without the Company’s prior written consent, (i) make or attempt to make any direct or indirect transfer, sale, assignment, gift, hypothecation, pledge or other disposition, or grant any option to purchase or otherwise dispose of or agree to dispose of (each such action, a “ Transfer”), directly or indirectly file (or participate in the filing of) a registration statement with the SEC (other than the Registration Statement (as defined in the Amended and Restated Registration Rights Agreement, dated as of October, 22, 2021, by and among the Company and the parties listed as Investors on Schedule 1 thereto)) or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Subject Shares, (ii) except as set forth in Section 1(b), grant any proxies, powers of attorney or other authorization in or with respect to any or all of the Subject Shares, (iii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Subject Shares, (iv) publicly announce any intention to effect any transaction specified in clause (i), (ii) or (iii), (v) create or permit to exist any lien or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder with respect to any or all of the Subject Shares other than those created by this Agreement; (vi) enter into any contract, option or other agreement, arrangement or understanding inconsistent with the terms of this Agreement with respect to any transfer of Subject Shares or any interest therein; or (vii) take or permit any other any action that would reasonably be expected to in any way to restrict, prevent, impede, interfere with or adversely affect each Stockholder’s ability to perform its obligations under this Section 1. Any action taken in violation of the foregoing sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may Transfer any or all of its Subject Shares, in accordance with applicable law, to such Stockholder’s Affiliates; provided, that prior to and as a condition to the effectiveness of such Transfer, each person to whom any of such Subject Shares or any interest in any of such Subject Shares is or may be Transferred shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement and Schedule A shall be updated accordingly.

(g)         Each Stockholder agrees that all shares of the capital stock of the Company entitled to vote on the Transaction Agreement and the Transaction, that such Stockholder purchases, acquires the right to vote or otherwise acquires beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of after the execution of this Agreement shall be subject to the terms of this Agreement and shall constitute “Subject Shares” for all purposes of this Agreement. In the event of any equity dividend or distribution, or any change in the equity interests of the Company by reason of any equity dividend or distribution, equity split, recapitalization, combination, conversion, exchange of equity interests or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such equity dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction. Each Stockholder agrees, while this Agreement is in effect, to notify the Company promptly in writing (including by e-mail) of the number of any additional Subject Shares acquired by such Stockholder, if any, after the date hereof.

(h)          To the extent required by applicable law, each Stockholder hereby authorizes the Company to publish and disclose in any announcement or disclosure required by the SEC or Nasdaq in connection with any Transaction and in any other disclosure document required in connection with the Transaction Agreement, the Transaction and any transactions contemplated by the Transaction Agreement,, each Stockholder’s identity and ownership of the Subject Shares and the nature of each Stockholder’s commitments and agreements under this Agreement. Upon the Company’s request, each Stockholder agrees to give to the Company as promptly as practicable any information related to the foregoing that the Company may reasonably require for the preparation of any such disclosure documents. Each Stockholder agrees to notify the Company as promptly as practicable of any required corrections with respect to any written information supplied by such Stockholder specifically for use in any such disclosure document, if and to the extent such Stockholder becomes aware that any such information shall have become false or misleading in any material respect.

(i)         Each Stockholder agrees, while this Agreement is in effect, not to take or agree or commit to take any action that would make any representation and warranty of such Stockholder contained in this Agreement inaccurate in any material respect or have the effect of delaying, preventing or disabling such Stockholder from performing its obligations under this Agreement.

(j)         Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement will prohibit, restrict or impede any of the Aspen Stockholders or any of their affiliates from participating (without restriction or limitation) as a potential bidder to acquire the Company during any “go-shop” or similar period (as set forth in any Transaction Agreement) or in any sale process for the Company. For the avoidance of doubt, the obligations of the Aspen Stockholders set forth herein will remain in full force and effect at all times during the term of this Agreement except as expressly set forth herein or unless any Aspen Stockholders enters into a Transaction Agreement in respect of a Transaction which Transaction Agreement also constitutes an Acceptable Purchase Agreement under the Amended Credit Facility.

Section 2.       Termination of Tax Receivable Agreement. Each of Redwood LP and the Company hereby agrees, in connection with the consummation of a Transaction that satisfies the conditions set forth in Section 1(a)(i), to (i) terminate the Tax Receivable Agreement, dated October 22, 2021, by and between Redwood LP, the Company and Redwood Intermediate (the “Tax Receivable Agreement”) solely upon the consummation of such Transaction, (ii) waive all claims under the Tax Receivable Agreement with such waiver being effective solely upon the consummation of such Transaction, and (iii) execute and deliver any further documents and instruments and take all actions necessary to effectuate the termination of the Tax Receivable Agreement (including any necessary consent or action by Redwood Intermediate, LLC) without any claim against, or liability to, the Company.

Section 3.        Further Assurances. Each Stockholder agrees to execute and deliver, or cause to be executed and delivered, all further documents and instruments as the Company may reasonably request to consummate and make effective the transactions contemplated by this Agreement.

Section 4.        Redbox Entertainment Credit Agreement.

(a)          The Company represents and warrants to each Aspen Stockholder that, as of the date hereof, the aggregate amount of Loans outstanding under (and as defined in) the Redbox Entertainment Credit Agreement is $7,110,281.

(b)         Within five (5) business days after the occurrence of the Signing Event (as defined in the Amended Credit Agreement), the Company shall cause Redbox Automated to pay to Redbox Entertainment all amounts due and payable by Redbox Automated to Redbox Entertainment (including any amounts due and payable pursuant to outstanding Redbox Purchase Orders (as defined in the Redbox Entertainment Credit Agreement)), which amounts as of the date hereof are set forth on Schedule B.

(c)          The Company hereby agrees that if the Company or any of its subsidiaries (other than Redbox Entertainment) receives any funds on behalf of, or owed to, Redbox Entertainment, then the Company shall immediately pay (or cause the applicable subsidiary to pay) such amounts to Redbox Entertainment.

(d)         The Company hereby agrees that in connection with any voluntary or mandatory prepayment or repayment of outstanding Loans under the Redbox Entertainment Credit Agreement that is made on or after the date of this Agreement the Company shall cause to be provided an irrevocable and unconditional notice to terminate the Total Commitments in an amount equal to the difference between (x) the aggregate principal amount of the Loans so prepaid and (y) an amount (if any) agreed to by the Aspen Stockholders (in their reasonable discretion) that is necessary to pay participations and residuals and sub-distribution expenses of Redbox Entertainment that are owed to non-affiliated third parties (the “Approved Reserve Commitments”) (subject to the limitations set forth in Section 2.6 of the Redbox Entertainment Credit Agreement). In connection with the determination of the Approved Reserve Amount, the Company shall provide to the Aspen Stockholders all information reasonably requested by the Aspen Stockholders to assist in the determination of the amount of the Approved Reserve Commitments (including, without limitation, information related to the revenue of the applicable film and invoices related to the applicable participations and residuals and sub-distribution expenses).

(e)         The Company hereby agrees that (1) no Loans may be borrowed under the Redbox Entertainment Credit Agreement on or after the date hereof without the prior written consent of the Aspen Stockholders (provided that the Aspen Stockholders hereby consent to (x) the borrowings set forth on Schedule C and (y) borrowings by MUFG on behalf of Redbox Entertainment to cover interest, fees and expenses that are due and payable to MUFG under the Redbox Entertainment Credit Agreement (provided that the Company shall promptly provide to the Aspen Stockholders notices of any borrowings by MUFG to pay any such interest, fees and expenses and all related invoices and other documentation reasonably requested by the Aspen Stockholders in connection therewith), (2) the proceeds of any Loans borrowed by Redbox Entertainment pursuant to the Excess Total Commitments under the Redbox Entertainment Credit Agreement (i) in an amount not to exceed $665,050 shall solely be used to pay (A) remaining amounts due to acquire 100% of any film still remaining outstanding as of the date hereof and identified to the Aspen Stockholders on or prior to the date of this Agreement (the “Specified Films”), and (B) marketing and distribution expenses with respect to such Specified Films, and (ii) in an amount not to exceed $1,624,669 shall solely be used to pay interest, fees and expenses due and payable to MUFG under the Redbox Entertainment Credit Agreement and (3) the proceeds of any Loans borrowed by Redbox Entertainment pursuant to the Approved Reserve Commitments shall solely be used to pay participations and residuals and sub-distribution expenses of Redbox Entertainment.

Section 5.      Stockholder Representations and Warranties. Each Stockholder represents and warrants, on a several (and not joint basis), to the Company as follows.

(a)          Organization. The Stockholder is duly organized, validly existing and in good standing (where applicable) under the laws of the jurisdiction in which it is incorporated, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within the Stockholder’s corporate or organizational powers and have been duly authorized by all necessary corporate or organizational action on the part of the Stockholder.

(b)          Ownership of Subject Shares. The Stockholder is the only beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of, and has good and valid title to, all of the Stockholder’s Subject Shares listed on Schedule A hereto, free and clear of any lien, or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), except transfer restrictions under the Securities Act of 1933, the Company Stockholders Agreements and this Agreement. The Stockholder’s Subject Shares set forth on Schedule A hereto are the only securities of the Company owned of record or beneficially by the Stockholder or the Stockholder’s affiliates, family members or trusts for the benefit the Stockholder or any of the Stockholder’s family members on the date of this Agreement. The Stockholder has the sole right to vote and dispose of, and direct the voting of, the Stockholder’s Subject Shares, holds sole power to issue instructions with respect to, the matters set forth in this Agreement with no material limitations, qualifications or other restrictions on such rights, subject to applicable securities laws and the terms of this Agreement, and other than the Company Stockholders Agreement and this Agreement, none of the Stockholder’s Subject Shares are subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares.

(c)            Authority. This Agreement has been duly executed and delivered by the Stockholder and, assuming the due authorization, execution and delivery hereof by the other Parties hereto and that this Agreement constitutes a legally valid and binding agreement of such Parties, this Agreement constitutes a legally valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Stockholder.

(d)            Non-Contravention. The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of its obligations hereunder will not, (i) result in a violation of applicable law, (ii) conflict with or result in a violation of the governing documents of the Stockholder, (iii) require any consent or approval that has not been given or other action (including notice of payment or any filing with any governmental authority) that has not been taken by any person (including under any contract binding upon the Stockholder or the Stockholder’s Subject Shares), or (iv) result in the creation or imposition of any lien on the Stockholder’s Subject Shares, except in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect upon the Stockholder’s ability to perform its obligations hereunder. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for either the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement that has not been obtained.

(e)         Trusts. If the Stockholder is the beneficial owner of any Subject Shares held in trust, no consent of any beneficiary of such trust is required in connection with the execution and delivery of this Agreement.

(f)          No Action. There is no action pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that challenges the beneficial or record ownership of the Stockholder’s Subject Shares, the validity of this Agreement or the performance by the Stockholder of its obligations under this Agreement.

(g)            Reliance: Such Stockholder understands and acknowledges that each of the parties to the Amendment are entering into the Amendment and each of the parties to the Transaction Agreement will be entering into the Transaction Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder and the representations, warranties and covenants of such Stockholder contained herein.

Section 6.       Company Representations and Warranties. The Company represents and warrants to the Stockholders, severally but not jointly, that this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by the other Parties hereto and that this Agreement constitutes a legally valid and binding agreement of such Parties, this Agreement constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof (subject only to the effect, if any, of (i) applicable bankruptcy and other similar applicable law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies). If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into this Agreement on behalf of the Company.

Section 7.       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the other Parties any direct or indirect ownership or incidence of ownership of or with respect to the Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to each Stockholder, and the other Parties shall have no authority to direct each Stockholder in the voting or disposition of any of the Subject Shares, except as otherwise provided herein.

Section 8.       Remedies. Each Stockholder and the Company acknowledges and agrees that the rights of each Party contemplated by this Agreement are unique. It is accordingly agreed that the Parties hereto shall be entitled to equitable relief, including in the form of an injunction or injunctions, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Subject Shares as provided in this Agreement, without proof of actual damages or the inadequacy of monetary damages as a remedy, in an appropriate court of competent jurisdiction as set forth in Section 9, this being in addition to any other remedy to which any party is entitled at law or in equity, including money damages. The right to specific enforcement shall include the right of the Parties to cause the other Parties to cause the transactions contemplated hereby to be consummated on the terms and subject to the conditions and limitations set forth in this Agreement. The parties hereto further agree to waive any requirement for the security or posting of any bond in connection with any such equitable remedy. The Parties acknowledge and agree that this Section 7 is an integral part of the transactions contemplated hereby and without that right, the parties hereto would not have entered into this Agreement

Section 9.       Severability. Each provision of this Agreement is separable from every other provision of this Agreement. If any provision of this Agreement is found or held to be invalid, illegal or unenforceable, in whole or in part, by a court of competent jurisdiction, then (i) such provision will be deemed amended to conform to applicable laws so as to be valid, legal and enforceable to the fullest possible extent, (ii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of such provision under any other circumstances or in any other jurisdiction, and (iii) the invalidity, illegality or unenforceability of such provision will not affect the validity, legality or enforceability of the remainder of such provision or the validity, legality or enforceability of any other provision of this Agreement. Without limiting the foregoing, if any covenant of a Stockholder in this Agreement is held to be unreasonable, arbitrary, or against public policy, such covenant shall be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, shall be effective, binding and enforceable against each Stockholder and the Company, as applicable.

Section 10.     Governing Law; Jurisdiction. This Agreement, and all claims, disputes, controversies or causes of action (whether in contract, tort, equity or otherwise) that may be based upon, arise out of or relate to this Agreement (including any schedule or exhibit hereto) or the negotiation, execution or performance of this Agreement (including any claim, dispute, controversy or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that any action related to this Agreement shall be brought exclusively in the Court of Chancery of the State of Delaware or, if under applicable law, exclusive jurisdiction over such matter is vested in the federal courts, any federal court in the State of Delaware and any appellate court from any thereof (the “Chosen Courts”). By executing and delivering this Agreement, each of the Parties irrevocably: (i) accepts generally and unconditionally submits to the exclusive jurisdiction of the Chosen Courts for any action relating to this Agreement; (ii) waives any objections which such Party may now or hereafter have to the laying of venue of any such action contemplated by this Section 10 and hereby further irrevocably waives and agrees not to plead or claim that any such action has been brought in an inconvenient forum; (iii) agrees that it will not attempt to deny or defeat the personal jurisdiction of the Chosen Courts by motion or other request for leave from any such court; (iv) agrees that it will not bring any action contemplated by this Section 10 in any court other than the Chosen Courts; (v) agrees that service of all process, including the summons and complaint, in any action may be made by registered or certified mail, return receipt requested, to such Party at their respective addresses provided in accordance with Section 17 or in any other manner permitted by law; and (vi) agrees that service as provided in the preceding clause (v) is sufficient to confer personal jurisdiction over such Party in the action, and otherwise constitutes effective and binding service in every respect. Each of the Parties hereto agrees that a final judgment in any action in a Chosen Court as provided above may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and each Party further agrees to the non-exclusive jurisdiction of the Chosen Courts for the enforcement or execution of any such judgment.

Section 11.     Waiver of Jury Trial. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 12.     Waiver. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Any extension or waiver in favor of a Stockholder or the Company, as applicable, of any provision hereto shall be valid only if set forth in an instrument in writing signed by the other Parties hereto; and provided, that (a) any such waiver shall not be applicable or have any effect except in the specific instance in which it is given, and (b) no such waiver shall be made without the prior written consent of the Credit Facility Agent.

Section 13.    Counterparts. This Agreement may be executed in two or more counterparts (including by electronic or .pdf transmission), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of any signature page by facsimile, electronic or .pdf transmission shall be binding to the same extent as an original signature page.

Section 14.     Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that, except in connection with a transfer of Subject Shares by a Stockholder as described in Section 1(f) herein, no Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties, except that the Company or any of its respective subsidiaries may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its affiliates at any time; provided that no such transfer or assignment shall relieve such party of its obligations hereunder or enlarge, alter or change any obligation of any other Party.

Section 15.     Trusts. If applicable, for purposes of this Agreement, each Stockholder with respect to any Subject Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 16.     Amendments. This Agreement may only be amended or modified by an instrument in writing signed by each of the Parties, provided that no such amendment or modifications shall be made without the prior written consent of the Credit Facility Agent.

Section 17.     Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

(i)       If to the Company, to:

Redbox Entertainment, Inc.
1 Tower Lane, Suite 800

Oakbrook Terrace, Illinois 60181

Attn: Frederick Stein

Email: fstein@redbox.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue

New York, NY 10153

Attn: Frederick S. Green

Email: frederick.green@weil.com

(ii)       If to Redwood LP, to:

Redwood Holdco, LP

c/o Apollo Management VIII L.P.

9 W 57th Street, 43rd Floor

New York, New York 10019

Attention:	Lee Solomon, Partner
John Suydam, Chief Legal Officer
Email:	lsolomon@apollo.com
jsuydam@apollo.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

Attention:	Taurie Zeitzer
Justin Rosenberg
Email:	tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

(iii)       If to Aspen, to:

AP VIII Aspen Holdings, L.P.

c/o Apollo Management VIII L.P.

9 W 57th Street, 43rd Floor

New York, New York 10019

Attention:	Taurie Zeitzer
Justin Rosenberg
Email:	tzeitzer@paulweiss.com
jrosenberg@paulweiss.com

(iv)       If to Seaport, to:

Seaport Global SPAC, LLC

360 Madison Avenue, 20th Floor

New York, NY 10017

Attention:	Jay Burnham
Email:	jburnham@seaportglobalam.com

Section 18. Effectiveness; Termination. This Agreement shall become effective as of the date hereof and shall terminate and be of no further force or effect upon the earliest to occur of (a) the consummation of any Transaction, (b) the approval or recommendation by the Board (or any committee to which the Board delegates authority) of, or the Company’s entry into (or public announcement of its intention to enter into), any Transaction that does not satisfy the conditions or qualifications set forth in Section 1(a)(i), (c) the commencement by or against the Company or any of its direct or indirect subsidiaries of any proceeding or filing by or against the Company or any of its direct or indirect subsidiaries of any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law, (d) December 31, 2022 if a Transaction has not been consummated by such date or (e) the mutual written consent of the Parties; provided that no termination under any of the foregoing clauses (e) shall occur pursuant to this Section 18 unless and until the Credit Facility Agent provides its written consent to such termination. Nothing in this Section 18 shall relieve any Party from liability for any willful breach of this Agreement by such Party prior to the termination of this Agreement. Notwithstanding anything to the contrary herein, the provisions of Section 20 shall survive the termination of this Agreement.

Section 19. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 20. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, Aspen is signing this Agreement solely in Aspen’s capacity as a Stockholder of the Company, and Redwood LP is signing this Agreement solely in Redwood LP’s capacity as a Stockholder of the Company and as a Stockholder of Redwood Intermediate, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of each Stockholder or any affiliate, employee or designee of such Stockholder or any of their respective affiliates in his or her capacity, if applicable, as an officer or director of the Company or any other person.

Section 21. Third Party Beneficiaries. This Agreement is not intended to, and does not, confer upon any person or entity other than the Parties and their respective successors and permitted assigns, any rights or remedies hereunder; provided that the HPS Entities, shall be express third party beneficiaries hereof and this Agreement shall expressly inure to the benefit of the HPS Entities.

Section 22. Stockholder Parties. The obligations of the Stockholders set forth in this Agreement are several (and not joint) and in no event will any Stockholder be liable or otherwise responsible for a breach of this Agreement by any other Stockholder.

Section 23. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any other document delivered pursuant hereto (the “Transaction Documents”), each Party unconditionally and irrevocably covenants, agrees and acknowledges that no Person other than the Parties shall have any obligation or liability hereunder (on the terms and subject to the conditions set forth herein), and that notwithstanding that a Party may be a corporation, partnership, limited partnership or limited liability company (i) no right or remedy, recourse or recovery (whether at law or equity or in tort, contract or otherwise) hereunder, under this Agreement or any other Transaction Document or in connection with the transactions contemplated hereby or thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, shall be had against any former, current or future direct or indirect equity holder, controlling person, general or limited partner, officer, director, employee, investment professional, manager, stockholder, member, agent, affiliate, assignee, financing source or representative of any of the foregoing or any of their respective successors or assigns (any such Person, a “Related Party”) of any Party or any Related Party of any Related Party (including, without limitation, any liabilities or obligations arising under, or in connection with, this Agreement or any other Transaction Document or the transactions contemplated hereby or each thereby (or the termination or abandonment thereof) or otherwise, or in respect of any oral representations made or alleged to be made in connection herewith or therewith, or in respect of any claim (whether at law or equity or in tort, contract or otherwise), whether, in each case, by or through piercing of the corporate, limited liability company or limited partnership veil or similar action, by or through a claim by or on behalf of any Party against any Related Party of an Party or any Related Party of such Related Party, whether by the enforcement of any judgment or assessment or by any legal or equitable proceedings, or by virtue of any statute, regulation or other applicable law or otherwise, and (ii) it is expressly agreed and acknowledged that no personal liability or obligation whatsoever shall attach to, be imposed on, or otherwise be incurred by, any Related Party of any Party or any Related Party of such Related Party for any liabilities or obligations of the Parties under this Agreement or any other Transaction Document or in connection with the transactions contemplated hereby or each thereby (or the termination or abandonment thereof) or otherwise, in respect of any oral representation made or alleged to have been made in connection herewith or therewith or for any claim (whether at law or equity or in tort, contract or otherwise) based on, in respect of, in connection with, or by reason of such obligations or their creation, and each party hereto hereby irrevocably and unconditionally waives and irrevocably and unconditionally releases all claims (whether arising under equity, contract, tort or otherwise) against such Persons for any such liability or obligation. For the avoidance of doubt, no Party nor any of its Related Parties shall be Related Parties of any other Party.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

COMPANY:

REDBOX ENTERTAINMENT, INC.

By:	/s/ Galen C. Smith
Name: Galen C. Smith
Title: Chief Executive Officer

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

REDWOOD HOLDCO, LP

By: Redwood Holdco GP, LLC, its general partner
By: New Outerwall, Inc., its sole member By: Aspen Parent, Inc., its sole stockholder
By: Outerwall Holdings, LLC, the sole holder of its Class A shares
By: Aspen Parent Holdings, LLC, its majority member
By: AP VIII Aspen Holdings, L.P., its sole member
By: AP VIII Aspen Holdings GP, LLC, its general partner

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

AP VIII ASPEN HOLDINGS, L.P.

By: AP VIII Aspen Holdings GP, LLC

By:	/s/ Joseph D. Glatt
Name: Joseph D. Glatt
Title: Vice President

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement as of the date first written above.

SEAPORT GLOBAL SPAC, LLC

By:	/s/ Steve Smith
Name: Steve Smith
Title: Chief Executive Officer